UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12


                          Centrue Financial Corporation
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                [GRAPHIC OMITTED]

                                 March 23, 2009

Dear Fellow Stockholder:

      You are cordially invited to attend Centrue Financial Corporation's annual meeting of stockholders at the Hilton Chicago O'Hare Airport, O'Hare International Airport, Chicago, Illinois, on Wednesday, April 22, 2009, at 8:00 a.m. local time.

      Your board of directors has nominated three persons to serve as Class II directors on the board of directors. Their names appear in the enclosed proxy materials. All three of the nominees are incumbent directors. The board of directors recommends that you vote your shares for each of the nominees.

      You are welcome to attend the meeting in person. Because it is important that your shares be represented at the meeting, please sign and return the enclosed proxy, whether or not you plan to attend the meeting. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

      A copy of our annual report to stockholders for 2008 is also enclosed. Thank you for your attention to this important matter.

                                          Very truly yours,

                                          /s/ Thomas A. Daiber
                                          ------------------------------------
                                          Thomas A. Daiber
                                          President and
                                          Chief Executive Officer

            7700 BONHOMME AVENUE . ST. LOUIS MISSOURI . 314-505-5500

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 22, 2009
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TO HOLDERS OF COMMON STOCK:

      The annual meeting of stockholders of Centrue Financial Corporation, a Delaware corporation, will be held at the Hilton Chicago O'Hare Airport, O'Hare International Airport, Chicago, Illinois, on Wednesday, April 22, 2009, at 8:00 a.m. local time, for the purpose of considering and voting upon the following matters:

      1.    To elect three Class II directors.

      2. To approve the compensation of Centrue's named executive officers as determined by the executive & compensation committee.

      3. To take action with respect to any other matters that may be properly brought before the meeting and that might be considered by the stockholders of a Delaware corporation at their annual meeting.

      We are not aware of any other business to come before the meeting. Only those stockholders of record as of the close of business on February 23, 2009, shall be entitled to notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

                                          By Order of the Board of Directors

                                          /s/ Thomas A. Daiber

                                          Thomas A. Daiber
                                          President and
                                          Chief Executive Officer

St. Louis, Missouri
March 23, 2009


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PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE
AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT TO ENSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. YOU ARE WELCOME TO ATTEND THE MEETING, AND IF YOU DO YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. IF YOU LATER FIND THAT YOU MAY BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME PRIOR TO ITS EXERCISE. STOCKHOLDERS HOLDING SHARES IN BROKERAGE ACCOUNTS ("STREET NAME" HOLDERS) WHO WISH TO VOTE AT THE MEETING WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS THEIR SHARES.

--------------------------------------------------------------------------------

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                                 PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Centrue Financial Corporation of proxies to be voted at the annual meeting of stockholders to be held at the Hilton Chicago O'Hare Airport, O'Hare International Airport, Chicago, Illinois, on Wednesday, April 22, 2009, at 8:00 a.m., local time, or at any adjournments or postponements of the meeting.

Centrue Financial Corporation, a Delaware corporation, is a regional financial services company based in St. Louis, Missouri which has one bank subsidiary. Our offices serve a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central and Northern Illinois down to the metropolitan St. Louis area.

This proxy statement and the accompanying notice of meeting and proxy are first being mailed to holders of shares of our common stock, par value $1.00 per share, on or about March 23, 2009 to stockholders of record as of February 23, 2009. We are required to file an annual report, called a Form 10-K, with the SEC. A copy of Form 10-K for the fiscal year ended December 31, 2008 is enclosed for your reference.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
The proxy statement and annual report to security holders are available in the investor relations section of our website at www.centrue.com.

Voting Rights and Proxy Information

The board of directors has fixed the close of business on February 23, 2009, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. Our transfer books will not be closed between the record date and the date of the annual meeting. The board of directors hopes that all stockholders can be represented at the annual meeting. Whether or not you expect to be present, please sign and return your proxy in the enclosed self-addressed, stamped envelope. Stockholders giving proxies retain the right to revoke them at any time before they are voted by written notice of revocation to the secretary of Centrue Financial Corporation and stockholders present at the meeting may revoke their proxy and vote in person.

The shares represented by each valid proxy received in time will be voted at the annual meeting and, if a choice is specified on the proxy, it will be voted in accordance with that specification. If no instructions are specified in a signed proxy returned to the company, the shares represented thereby will be voted in FAVOR of the election of the directors listed in the enclosed proxy and FOR the approval of our executive officers' compensation. If any other matters are properly presented at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting. As of the date of printing of this proxy statement, we do not know of any other matters that are to be presented at the annual meeting other than the election of three Class II directors and the non-binding executive compensation proposal.

Stockholders giving proxies retain the right to revoke them at any time before they are voted by written notice of revocation to the secretary of Centrue Financial Corporation or by a later executed proxy. Attendance at the annual meeting will not automatically revoke a proxy, but a stockholder attending the annual meeting may request a ballot and vote in person, thereby revoking a prior granted proxy.

On February 23, 2009, we had 6,028,491 issued and outstanding shares of common stock. For the election of directors, and for all other matters to be voted upon at the annual meeting, each share of common stock is entitled to one vote. A majority of the outstanding shares of the common stock must be present in person or represented by proxy to constitute a quorum for purposes of the annual meeting. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will be counted for purposes of determining a quorum but will not count toward the determination of whether such matters are approved or directors are elected. Directors will be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote. In all other matters, the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter shall be required to constitute stockholder approval.

                            I. ELECTION OF DIRECTORS

We have a staggered board of directors, divided into three classes. One class is elected annually to serve for three years. At the annual meeting, our stockholders will be entitled to elect three Class II directors for terms of three years or until their successors are elected and qualified. Each of the nominees for election as Class II directors are incumbent directors. Our board of directors has reviewed the independence of the nominees for election to the board and the independence of the incumbent directors in accordance with the standards of the Nasdaq Stock Market. In accordance with such review, the board of directors has determined that each of Messrs. Berry, Breipohl, Ganim, Griffith, Hejna, McDonnell, Shinkle, Smith and Sullivan are independent under those standards.

The proxy provides instructions for voting for all director nominees or for withholding authority to vote for one or more director nominees. Unless instructed to the contrary, the persons acting under the proxy which we are soliciting will vote for the nominees listed below. In the event, however, that any nominee shall be unable to serve, which is not now contemplated, the proxy holders reserve the right to vote at the annual meeting for a substitute nominee.

Information About Directors and Nominees

Set forth below is information, current as of February 23, 2009, concerning the nominees for election and for the other directors whose terms of office will continue after the meeting, including the age, year first elected a director and business experience of each during the previous five years. Unless otherwise indicated, each person has held the positions shown for at least five years. The three nominees, if elected at the annual meeting, will serve as Class II directors for three-year terms, expiring in 2012. We recommend that you vote your shares FOR all three nominees.

                                    NOMINEES

                                           Position with Centrue Financial
Name                                                 Corporation
(Age)                  Director Since          and Principal Occupation
--------------------   --------------  -----------------------------------------

CLASS II
(term expires 2012)

Michael A. Griffith          2006      Director of Centrue Financial Corporation
(Age 50)                               and Centrue Bank (post-merger since
                                       November 2006 and pre-merger since 2002);
                                       founder and Chief Executive Officer of
                                       Aptuit, Inc. (2004-August 2008);
                                       Self-employed Investor (August 2008 -
                                       present)

Michael J. Hejna             2006      Director of Centrue Financial Corporation
(Age 55)                               and Centrue Bank (post-merger since
                                       November 2006 and pre-merger since 2003);
                                       President and Chief Executive Officer of
                                       Gundaker Commercial Group, Inc.

                                       2.

                                            Position with Centrue Financial
Name                                                  Corporation
(Age)                  Director Since          and Principal Occupation
--------------------   --------------  -----------------------------------------
CLASS II
(term expires 2012)

John A. Shinkle             1997       Director of Centrue Financial
(Age 57)                               Corporation; Senior Vice President,
                                       Stifel Nicolaus & Company, Inc.
                                       (2006-present); Executive Vice President and Director, Synovus Securities, Inc.
                                       (1986-2006)


                              CONTINUING DIRECTORS

                                            Position with Centrue Financial
Name                                                  Corporation
(Age)                  Director Since          and Principal Occupation
--------------------   --------------  -----------------------------------------
CLASS III
(term expires 2010)

Thomas A. Daiber             2006      Director,  President and Chief Executive
(Age 51)                               Officer of Centrue Financial Corporation
                                       and  Centrue  Bank (post-merger since
                                       November   2006  and pre-merger since
                                       October 2003)

Dennis J. McDonnell          2000      Director and Chairman of the Board of
(Age 66)                               Centrue Financial Corporation; Director
                                       and Chairman of the Board of Centrue Bank since November 2006; Chairman, McDonnell
                                       Investment Management, LLC.

Mark L. Smith                2006      Director of Centrue Financial Corporation
(Age 59)                               and Centrue Bank (post-merger since
                                       November 2006 and pre-merger since 2001);
                                       President of Smith, Koelling, Dykstra &
                                       Ohm, P.C., managing member of Solutions
                                       for Wealth Management, LLC and North
                                       Convent, LLC.


Scott C. Sullivan            1996      Director of Centrue Financial
(Age 54)                               Corporation; Director of Centrue Bank
                                       since November 2006; Attorney, Williams
                                       McCarthy LLP

CLASS I
(term expires 2011)

Richard J. Berry             1985      Director of Centrue Financial Corporation
(Age 56)                               and Centrue Bank; Attorney, Myers, Berry,
                                       O'Conor & Kuzma, Ltd.

Walter E. Breipohl           1993      Director of Centrue Financial Corporation
(Age 55)                               and Centrue Bank; Owner/Broker, Walter E.
                                       Breipohl & Company


Randall E. Ganim             2006      Director of Centrue Financial Corporation
(Age 55)                               and Centrue Bank (post-merger since
                                       November 2006 and pre-merger since 2005);
                                       President of Ganim, Meder, Childers &
                                       Hoering, P.C.

                                       3.

All of our directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified. There are no arrangements or understandings between Centrue Financial Corporation and any person pursuant to which any director has been selected. No member of the board of directors is related to any other member of the board of directors.

Board Committees and Meetings

Our board of directors generally meets on a quarterly basis. The board of directors met six times during 2008. During 2008, all directors attended at least 75 percent of the meetings of the board and the committees on which they served. Our board of directors has standing executive & compensation, corporate governance & nominating and audit committees.

Executive & Compensation Committee

The members of the executive & compensation committee are Messrs. Griffith (Chair), Hejna, McDonnell and Shinkle. The committee met four times during 2008. The executive & compensation committee adopted a charter on June 16, 2005, which was last revised in January 2009. The executive & compensation committee charter combines the duties of both the executive committee and the compensation committee and is available on the company's website at www.centrue.com.

The executive & compensation committee is organized, and its members appointed, by the board of directors to carry out the responsibilities of the board of directors relating to the effective administration of the company's executive compensation and benefits programs as well as the general oversight of the company's compensation program for all company employees. The committee responsibilities include reviewing the performance of the CEO and all compensation matters for our executive officers. The committee is comprised of four independent directors and is responsible for providing oversight to ensure that the company's compensation incentives and benefits are competitive and are aligned with company goals so that such goals can be successfully achieved.

The executive & compensation committee does not generally delegate any matters relating to the compensation and benefits of named executive officers to any other party other than to the full board of directors. Items of daily management and decisions relating to company-wide compensation and benefits, not specifically targeting named executive officers, is delegated to company management to the extent that it does not result in decisions that may materially benefit named executive officers in comparison with the overall employee population. The company's chief executive officer may recommend or provide information for consideration regarding the compensation and benefits of named executive officers to members of the board of directors.

In the course of determining base salaries and total compensation for our executive officers, the committee reviews data for institutions which are deemed to be the company's peer group. In determining base salaries throughout 2008, the committee considered peer data as compiled and reported internally and by consultants including Amalfi Consulting. When determining the base salaries of the chief executive officer and the chief financial officer, specifically, the committee reviewed a group of ten high-performing publicly traded banks ranging in asset size from $1-2 billion with respect to their base salaries, bonus, all other compensation and total compensation. This group included: Camden National Corp, Columbia Bancorp, Horizon Bancorp, Lakeland Financial Corp, Merchants Bancshares, Royal Banchshares, SY Bancorp, Southside Bancshares, Univest Corp and West Bancorporation. These institutions were identified as "high performing" based on each having achieved a return on equity consistent with the company's goal of being in the upper quartile of comparably sized institutions in relation to this benchmark. No peer institutions were selected from the states of California, Florida or New York. The committee also reviewed a group of 17 comparably-sized Midwest financial institutions with respect to direct compensation, bonus, total equity, retirement benefits, all other compensation and total compensation specific to the positions of chief executive officer, chief financial officer, and the next three most highly compensated officers. This group included: Lakeland Financial Corporation, Enterprise Financial Services Corp, Farmers Capital Bank Corporation, People Bancorp Inc., Mercantile Bancorp Inc., S.Y. Bancorp, Inc., QCR Holdings, Inc. Porter Bancorp, Inc., MBT Financial Corp., West Bancorporation Inc., Firstbank Corporation, Hawthorn Bancshares, Inc., Horizon Bancorp, German American Bancorp, Inc., Princeton National Bancorp, Inc., Dearborn Bancorp, Inc., and Camco Financial Corporation.

The executive & compensation committee also periodically reviews director compensation. This oversight may be done in conjunction with or as delegated to the corporate governance committee or the full board of directors.

                                       4.

Audit Committee

The audit committee is responsible for assisting the board of directors with oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence and (4) the performance of our internal accounting function and independent auditors. The audit committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, and is an "audit committee" for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The members of the audit committee are Messrs. Smith (Chair), Breipohl, Ganim and Sullivan. The committee met ten times during 2008.

Corporate Governance & Nominating Committee

Our board of directors has a corporate governance & nominating committee which consists of four directors. Messrs. McDonnell (Chair), Hejna, Smith and Sullivan are the current members of this committee. The corporate governance & nominating committee identifies individuals to become board members and selects, or recommends for the board's selection, director nominees to be presented for stockholder approval at the annual meeting of stockholders or to fill any vacancies. The corporate governance & nominating committee met once in 2008.

Our board of directors has adopted a written charter for the corporate governance & nominating committee. The charter and principles are available on the company's website at www.centrue.com. Based upon the review described above under the section "Election of Directors", the board of directors has determined that each of the members of our corporate governance & nominating committee is independent under the applicable standards of the Nasdaq Stock Market.

The corporate governance & nominating committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the board of directors must send a written notice by mail, c/o corporate governance & nominating committee, Centrue Financial Corporation, 7700 Bonhomme Avenue, St. Louis, Missouri 63105, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the stockholder proposes to be considered as a nominee; (2) the number of shares of the common stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to stockholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the stockholder making the recommendation and the number of shares of the common stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the stockholder making the recommendation.

We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of Centrue Financial Corporation. Stockholder recommendations will be considered only if received no less than 120 days or no more than 150 days before the date of the proxy statement sent to stockholders in connection with the previous year's annual meeting of stockholders. The corporate governance & nominating committee will consider any nominee recommended by a stockholder in accordance with the preceding paragraph under the same criteria as any other potential nominee.

The corporate governance & nominating committee seeks board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the board in performing its oversight responsibilities. The corporate governance & nominating committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the corporate governance & nominating committee and our then current needs. We do not believe there would be any difference in the manner in which the committee evaluates nominees based on whether the nominee is recommended by a stockholder or not.

                                       5.

Code of Ethics

The company has adopted a code of ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:

      o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications we make;

      o     Compliance with applicable governmental laws, rules and regulations;

      o The prompt internal reporting of violations of the code to an appropriate person or persons named in the code; and

      o     Accountability for adherence to the code.

Stockholder Communications with the Board and Policy for Director Attendance at Annual Meetings

Our board of directors has a process for stockholders to send communications to the board of directors, its executive & compensation committee, its corporate governance & nominating committee or its audit committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the board of directors, its executive & compensation committee, its corporate governance & nominating committee or its audit committee or specific directors either by regular mail to the attention of the board of directors, its executive & compensation committee, its corporate governance & nominating committee, its audit committee or specific directors, at our principal executive offices at 7700 Bonhomme Avenue, St. Louis, Missouri 63105. All of these communications will be reviewed by our secretary (1) to filter out communications that our secretary deems, in his or her reasonable judgment, are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder to the appropriate committee or directors.

We expect and encourage all of our directors and nominees for election as directors to attend the annual meeting of stockholders, absent a compelling reason. All of our directors at the time of the 2008 annual meeting of stockholders, with the exception of Mr. Griffith, attended that meeting.

Compensation of Directors

Each non-employee Centrue Financial Corporation director received an annual retainer of $10,000, and each non-employee Centrue Bank director received an annual retainer of $5,000. Additionally, the audit committee chairman received an annual retainer of $40,000. Each non-employee Centrue Financial Corporation director earned a fee of $1,750 for each board meeting attended and $750 for each committee meeting attended, and each non-employee Centrue Bank director earned $1,500 for each board meeting attended, $1,000 for each credit committee meeting attended and $750 for all other committee meetings attended. Additionally, the credit committee chairman received an annual retainer of $18,350. Non-employee directors may also receive an annual grant of options to purchase shares of common stock under the company's 2003 Stock Option Plan. The 2003 Stock Option Plan provides for annual formula grants to each of our directors of options to purchase shares of common stock with an exercise price of not less than 100% of the then current market price of the common stock on the date of the grant. Such previously issued options were exercisable over five years. During 2008, non-employee directors were granted 5,000 in stock options.

                                       6.

                              Director Compensation

                                                                                 Change in
                                                                                  Pension
                              Fees                                               Value and
                           Earned or                             Non-Equity     Nonqualified
                            Paid in      Stock     Option      Incentive Plan     Deferred       All Other
                              Cash       Awards    Awards       Compensation    Compensation   Compensation      Total
         Name                ($)(1)       ($)      ($)(2)           ($)           Earnings          ($)           ($)
--------------------------------------------------------------------------------------------------------------------------
Richard J. Berry         $     65,250      -     $     23,100         -              -               -       $     88,350
--------------------------------------------------------------------------------------------------------------------------
Walter E. Breipohl       $     73,750      -     $     23,100         -              -               -       $     96,850
--------------------------------------------------------------------------------------------------------------------------
Randall E. Ganim         $     51,750      -     $     23,100         -              -               -       $     74,850
--------------------------------------------------------------------------------------------------------------------------
Michael A. Griffith      $     32,500      -     $     23,100         -              -               -       $     55,600
--------------------------------------------------------------------------------------------------------------------------
Michael J. Hejna         $     86,350      -     $     23,100         -              -               -       $    109,450
--------------------------------------------------------------------------------------------------------------------------
Dennis J. McDonnell      $     36,000      -     $     18,450         -              -               -       $     54,450
--------------------------------------------------------------------------------------------------------------------------
John A. Shinkle          $     34,333      -     $     18,450         -              -               -       $     52,783
--------------------------------------------------------------------------------------------------------------------------
Mark L. Smith            $     85,750      -     $     23,100         -              -               -       $    108,850
--------------------------------------------------------------------------------------------------------------------------
Scott C. Sullivan        $     40,500      -     $     23,100         -              -               -       $     63,600
--------------------------------------------------------------------------------------------------------------------------

(1) Includes deferrals of director fees earned in 2008 pursuant to the Centrue Financial Corporation Non-Employee Directors' Deferred Compensation Plan, which became effective January 1, 2007. The Plan allows participants to defer up to 100% of director fees earned. Participant deferrals are invested in a phantom account representing units of Centrue Financial Corporation common stock. As of December 31, 2008, participants in the Plan held the following shares in their accounts: Mr. Ganim-6,401 shares; Mr. Griffith-1,366 shares; Mr. Hejna-9,713 shares; Mr. Smith-5,214 shares; and Mr. Sullivan-5,048 shares. Also includes fees related to bank committees including the credit committee, compliance committee, Sarbanes-Oxley steering committee, asset management group investment committee, trust administrative committee and annual retainer for the credit committee chairman.

(2) Stock option values are based on the Black-Scholes model assuming a five-year option life. Stock option awards issued in 2008 for the above directors vested at issuance. The amount reflected above is the portion of options that were expensed in 2008 per FASB 123R for prior years and the entire amount for options issued in 2008. The grant date market values of the option awards made in 2008 that are listed in the table above were as follows for the following directors: Mr. Berry-$18,450; Mr. Breipohl-$18,450; Mr. Ganim-$18,450; Mr. Griffith-$18,450; Mr. Hejna -$18,450; Mr. McDonnell-$18,450; Mr. Shinkle-$18,450; Mr. Smith-$18,450
      and Mr. Sullivan-$18,450. As of December 31, 2008, the following directors listed in the table above have the following number of option awards outstanding: Mr. Berry-29,500 shares; Mr. Breipohl-29,500 shares; Mr. Ganim-16,000 shares; Mr. Griffith-64,000 shares; Mr. Hejna-28,000 shares; Mr. McDonnell-17,500 shares; Mr. Shinkle-29,500 shares; Mr. Smith-34,000 shares and Mr. Sullivan-29,500 shares.

                                       7.

                   II. ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, the President signed into law the American Recovery and Reinvestment Act of 2009. Among other things, the broad sweeping legislation requires that "TARP recipients during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding shall permit a separate [nonbinding] shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Commission." The nonbinding vote is required annually at each annual or other meeting of shareholders during the period that any obligation arising from financial assistance provided under the TARP remains outstanding.

On January 9, 2009, the Company completed the sale of $32.7 million of preferred stock and a warrant to purchase up to 508,320 shares of the Company's common stock to the U.S. Treasury under the TARP Program. As a result, the Company is submitting this nonbinding proposal for consideration by shareholders in compliance with Section 7001 of the American Recovery and Reinvestment Act of 2009.

This proposal, commonly known as a "Say-on-Pay" proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

"Resolved, that the shareholders approve the executive compensation of the Company, as described in the "Compensation Discussion and Analysis" and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. "

Because your vote is advisory, it will not be binding upon the Board. However, the executive & compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE EXECUTIVE COMPENSATION OF THE COMPANY, AS DESCRIBED IN THE "COMPENSATION DISCUSSION AND ANALYSIS", AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at February 23, 2009, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table which can be found later in this proxy statement, and by all of our directors and executive officers as a group.

The following table is based on information supplied to us by the directors, officers and stockholders described above. The company has determined beneficial ownership in accordance with the rules of the SEC. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of February 23, 2009 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 6,028,491 shares outstanding as of February 23, 2009. Unless otherwise indicated, the address for each person listed below is 7700 Bonhomme Avenue, St. Louis, Missouri 63105.

               Name of Individual or                      Amount and Nature of         Percent
           Number of Individuals in Group             Beneficial Ownership(1)(2)(3)   of Class
---------------------------------------------------   -----------------------------   --------
5% STOCKHOLDERS

Wayne W. Whalen                                                 879,396(4)             14.59%
333 W. Wacker Drive, Suite 2100
Chicago, Illinois  60606

                                       8.

               Name of Individual or                      Amount and Nature of         Percent
           Number of Individuals in Group             Beneficial Ownership(1)(2)(3)   of Class
---------------------------------------------------   -----------------------------   --------
5% Stockholders (Continued)

Tontine Partners                                                520,070                 8.63%
55 Railroad Avenue, 1st  Floor
Greenwich, Connecticut  06830

Royce & Associates, LLC                                         302,555                 5.02%
1414 Avenue of the Americas
New York, New York  10019

Directors and Nominees

Richard J. Berry                                                 49,411(5)                 *
Walter E. Breipohl                                               46,829                    *
Thomas A. Daiber                                                118,989(6)              1.97%
Randall E. Ganim                                                 61,225(7)              1.02%
Michael A. Griffith                                             105,343(8)              1.75%
Michael J. Hejna                                                 68,521(9)              1.14%
Dennis J. McDonnell                                             686,341(10)            11.38%
John A. Shinkle                                                  38,949(11)                *
Mark L. Smith                                                    56,843(12)                *
Scott C. Sullivan                                                47,341(13)                *

Other Named Executive Officers

Donald M. Davis                                                  29,596(14)                *
Steven E. Flahaven                                               16,602(15)                *
Everett J. Solon                                                 62,923(16)             1.04%
Kurt R. Stevenson                                                27,141(17)                *

All directors and all executive officers as a group           1,480,462(18)            24.56%
   (21 persons)

----------
* Indicates less than one percent.

(1) The information contained in this column is based upon information furnished to us by the persons named above and the members of the designated group. Amounts reported include shares held directly as well as shares which are held in retirement accounts and shares held by members of the named individuals' families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective individual may be deemed to have sole or shared voting and/or investment power. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2) Amounts shown include shares obtainable as of February 23, 2009 (or obtainable within 60 days of February 23, 2009) through the exercise of options to purchase shares of common stock granted under the company's stock option plans as follows: Mr. Berry-24,500 shares; Mr. Breipohl-24,500 shares; Mr. Daiber-65,400 shares; Mr. Ganim-13,000 shares; Mr. Griffith-61,000 shares; Mr. Hejna-25,000 shares; Mr. McDonnell-14,500 shares; Mr. Shinkle-24,500 shares; Mr. Smith-31,000 shares; Mr. Sullivan-24,500 shares; Mr. Davis-21,000 shares; Mr. Flahaven-4,000; Mr. Solon-18,307 shares and Mr. Stevenson-18,262 shares. Option holders have the sole power to exercise their respective options and would also be entitled to exercise sole voting and investment power over the shares issued upon the exercise of such options.

(3) Amounts shown also include phantom shares obtainable as of February 23, 2009 (or obtainable within 60 days of February 23, 2009) in accordance with the terms of the company's non-employee directors' deferred compensation plan and the executive deferred compensation plan to participants as follows: Mr. Daiber-2,320 shares; Mr. Ganim-9,148 shares; Mr. Griffith-1,366 shares; Mr. Hejna-12,443 shares; Mr. Smith-6,889 shares; Mr. Sullivan-6,873; Mr. Davis-1,504 shares; Mr. Flahaven-2,166 shares; Mr. Solon-1,151 shares and Mr. Stevenson-1,262 shares.

                                       9.

(4) Includes shares held by Mr. Whalen's wife, Paula Wolff, Mr. Whalen's children, the WPW Family Foundation and WPW Associates, L.P., a family limited partnership, with shared voting and investment power over such shares. The amount above also includes approximately 86,021 shares which are issuable upon the conversion of 1,381 shares of Centrue Financial Corporation convertible preferred stock held by Mr. Whalen.

(5) Includes 11,100 shares held in trusts for which Mr. Berry is a co-trustee, over which shares Mr. Berry has shared voting and investment power.

(6) Includes 16,968 shares held jointly by Mr. Daiber and his spouse and 1,440 shares held in an individual retirement account for the benefit of his spouse, over which shares Mr. Daiber has shared voting and investment power. Also includes 5,095 shares held by Mr. Daiber in his 401(k) retirement plan.

(7)   All shares are held jointly by Mr. Ganim and his spouse.

(8)   Includes 19,777 shares held jointly by Mr. Griffith and his spouse.

(9)   All shares are held jointly by Mr. Hejna and his spouse.

(10) Includes shares held jointly by Mr. McDonnell and his wife over which voting and dispositive power is shared. Also includes shares held in trust for which Mr. McDonnell is trustee. The amount above also includes approximately 86,021 shares which are issuable upon the conversion of 1,381 shares of Centrue Financial Corporation convertible preferred stock held by Mr. McDonnell. Mr. McDonnell's address is 1515 W. 22nd Street, 11th Floor, Oak Brook, Illinois 60523.

(11) Includes 5,870 shares held in trust for which Mr. Shinkle serves as trustee, over which Mr. Shinkle has voting and investment power. Also includes 100 shares held by Mr. Shinkle's spouse, over which Mr. Shinkle has no voting or investment power.

(12) Includes 9,366 shares held jointly by Mr. Smith and his spouse, over which voting and investment power is shared and 480 shares held by Mr. Smith's spouse, over which Mr. Smith has no voting or investment power. Also includes 3,240 shares held in a trust in which Mr. Smith serves as trustee, over which he has sole voting and investment power. However, he does not have any financial interest over those shares and disclaims any beneficial interest.

(13) Includes 1,687 shares held by Mr. Sullivan's spouse and 1,000 shares held by members of Mr. Sullivan's family, over which shares Mr. Sullivan has shared voting and investment power.

(14)  Includes 2,092 shares held by Mr. Davis in his 401(k) retirement plan.

(15)  Includes 5,959 shares held by Mr. Flahaven in his 401(k) retirement plan.

(16) Includes 9,695 shares held jointly by Mr. Solon with his spouse and 24,730 shares held by Mr. Solon in his 401(k) retirement plan.

(17) Includes 425 shares held by Mr. Stevenson jointly with his spouse, over which shares Mr. Stevenson has shared voting and investment power. Also includes 6,292 shares held by Mr. Stevenson in his 401(k) retirement plan.

(18)  Footnotes (2), (3) and (5) through (17) are incorporated herein.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2008, we are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during 2008, with the exception of Messrs. Ganim and Hejna who each failed to timely file one Form 4 in connection with the purchase of company common stock; Messrs. Ganim, Griffith, Hejna, Smith and Sullivan who each failed to timely file Form 4's in connection with the purchase of phantom shares of company common stock as a participant in the Centrue Financial Corporation Non-Employee Directors' Deferred Compensation Plan; and Messrs. Daiber, Davis, Flahaven, Solon and Stevenson who each failed to timely file Form 4's in connection with the purchase of phantom shares of company common stock as a participant in the Centrue Financial Corporation Executive Deferred Compensation Plan.

                                      10.

Report of Executive & Compensation Committee

The executive & compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the "CD&A") for the year ended December 31, 2008 with management. Based on the review and discussions, the executive & compensation committee recommended to the board of directors that the CD&A be included in the company's annual report on Form 10-K for the year ended December 31, 2008 and the company's 2009 proxy statement for filing with the SEC.

The committee certifies that it has reviewed with the company's senior risk officers the company's incentive compensation arrangements that it has with its senior risk officers (as such term is defined in the Emergency Economic Stabilization Act of 2008) and that the committee has made reasonable efforts to ensure that such arrangements do not encourage the company's senior executive officers to take unnecessary and excessive risks that threaten the value of the company.

                                 Respectively Submitted,
                                 2008 Executive & Compensation Committee

                                 Michael A. Griffith, Chair
                                 Michael J. Hejna
                                 Dennis J. McDonnell
                                 John A. Shinkle


Executive & Compensation Committee Interlocks

The members of the executive & compensation committee are set forth in the preceding section. There are no members of the executive & compensation committee who were officers or employees of the company, former officers of the company or its subsidiaries or had any relationship otherwise requiring disclosure here.

                      COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

The executive & compensation committee's principal responsibilities include acting upon matters delegated to the committee by the full board and ensuring the alignment of compensation with the strategic objectives of the organization.

The executive & compensation committee recognizes that the company's success is largely dependent on the selection, training and development of top caliber executive, managerial, and professional talent. Ongoing investment in human capital is expected to produce favorable long-term returns to our customers and shareholders by offering extensive and progressive services that provide a unique and pleasant banking experience to an ever-growing customer base. The company has positioned itself for future balance sheet growth and enhanced operating performance that is dependent upon many factors including its ability to retain existing and attract new customers, maintain strong asset quality, continue to improve operational efficiencies, offer comprehensive financial products and services, and enhance technological capabilities.

The committee has established an objective that the company's executives be among the most highly qualified and talented professionals available in their respective areas of expertise, when compared to a peer group that represents competition for business and talent. The committee evaluates the performance of the chief executive officer and other executive officers of the organization considering input from other board members, the chief executive officer and the head of human resources in order to evaluate the company's progress in relation to this objective.

The company believes successful compensation programs link business and compensation strategies with thought processes that address a broad array of program influences. This approach to strategy is a core value as it relates to how the company competes with other organizations while meeting the needs of its customers.

Elements of Compensation and Determination of Payments

The executive & compensation committee annually reviews and approves goals and objectives relevant to the incentive compensation plans of the chief executive officer and other executive officers of the organization.

                                      11.

Executive officers shall, for the purposes of the committee's oversight, include those individuals who are the annually named executive officers of the company.

In determining the compensation and benefits of our executive officers, the following factors are generally taken into consideration: the performance of the executive officers in achieving short and long-term goals; payment of compensation commensurate with the ability and expertise of the executive officers; and payment of compensation that is competitive with similar companies (see "Executive & Compensation Committee" above). The committee considers the foregoing factors, as well as others, in determining the compensation and benefits plans of our executive officers.

In the course of determining base salaries and total compensation for our executive officers, the committee reviews data for institutions which are deemed to be the company's peer group. In determining base salaries throughout 2008, the committee considered peer data as compiled through proxy data and reported internally and by independent consultants including Amalfi Consulting.

The following elements include factors that will be considered when reviewing executive officer compensation and benefits: base salary, bonus, long-term incentives, officer benefits, retirement plan funding, perquisites and group insurance benefits.

The following is a general description of how each of these elements applies to our executive officers.

Base Salary - In determining the base salary of executive officers, the executive & compensation committee defines base salary as the annualized regular cash compensation of an employee, excluding bonus awards, company contributions to employee benefits plans, or other compensation not designated as salary. The executive & compensation committee considers the individual job performance of the executive officers, as well as overall corporate performance, and the median salaries as published by our peers and other third party consultants. Base salaries are generally reviewed and considered for adjustment on an annual basis, unless circumstances exist in which the executive is assuming a scope and degree of responsibilities materially greater or lesser than the executive's present duties, or it is deemed that an adjustment is needed to meet marketplace demands.

Short-term Incentive Compensation (Cash Bonus) -The short-term incentive compensation program is intended to sustain management's focus on the company's requirement for strategic long-range planning by encouraging attainment of the annual profitability goals. The plan is designed to attract, develop, retain and reward well-qualified management and executive staff.

Each year, the executive & compensation committee approves participants for the program and corresponding rewards tiers ranging up to 50% of base salary, commensurate with the responsibility level of each position. Eligible rewards, including those of the chief executive officer, are based on both personal goals and corporate performance. A minimum threshold must be met before any rewards are paid, and all rewards are subject to final approval by the board of directors. In 2008, the minimum threshold was an earnings per share target of $1.91. No corporate or personal rewards would be payable unless this minimum core earnings level was achieved (without credit for one time items such as gains on the sale of branches). The committee may, at its discretion, recommend rewards when the threshold is not met to recognize exemplary performance during times when unforeseen circumstances may negatively impact attainment of the earnings per share target.

The corporate performance goal was an earnings per share of $2.05. Corporate performance rewards would be paid if the final budgeted corporate earnings per share level was achieved. In 2008, the chief executive officer had a bonus potential equal to 50% of his base salary with half of that tied to the corporate performance goal and half tied to attainment of the company's strategic plan objectives. The chief financial officer had a bonus potential equal to 30% of his base salary with half of that tied to the corporate performance goal and half tied to personal goals. Executive vice presidents had a bonus potential equal to 25% of base salary with half of that tied to the corporate performance goal and half tied to personal goals. Market presidents (with the exception of Donald Davis whose bonus structure is discussed in "Employment Agreements and Other Arrangements") had a bonus potential of 25% of base salary with 25% of that tied to the corporate performance goal and 75% tied to personal goals. All other officers have a bonus potential of between 5%-20% with personal goals representing a more significant portion as the officer levels lessen.

                                      12.

Personal goals are set jointly by the participant and company management and are comprised of tactical initiatives to be completed within the period that can ultimately advocate the successful completion of long-range strategic initiatives. Specific accomplishments considered in granting bonuses may include goals linked to: attainment of annual budget and key strategic accomplishments including, but not limited to, earnings per share and return on equity targets, efficiency ratio, growth goals, asset quality, compliance, capital planning and human resources accomplishments.

Beginning with the 2009 plan year, a corporate threshold related to maintaining a satisfactory compliance program will also be incorporated. The committee, at its sole discretion, may scale down the payment to as far as a $0 reward if management fails to maintain risk management controls sufficient to protect depositors and capital. For those executives whose primary job responsibility is the control of risk, and compliance with rules and laws, the incentive compensation structure will specifically incorporate achievement of risk management objectives and exclude targets related to earnings. In addition, direct reports of these executives will be reviewed for applicability to this provision.

Long-Term Incentive Compensation - The company's primary long-term incentive vehicle is stock options. Inclusion in the company's long-term incentive program is based on the recommendation of the chief executive officer and the executive & compensation committee, and is approved by the board of directors. No specific formula is used in determining the amount and frequency of long-term incentives. However, the committee considers factors such as earnings per share, return on equity and total return to shareholders and generally reserves long-term incentive grants to motivate and reward extraordinary performance that may positively impact the company's long-term objectives. Restricted stock awards may also be utilized.

Officer Benefits - Officer benefits programs focus on two general types of officer benefits: nonqualified retirement benefits and officer life insurance. Officer benefits are considered to be a critical component in attracting, retaining and motivating key talent.

On January 1, 2008, the Centrue Financial Corporation Executive Deferred Compensation Plan took effect. Participants may defer up to 50% of salary and up to 100% of bonus (beginning with bonuses earned in 2008). The plan is available to members of the senior management team and other select individuals deemed to meet the criteria of "top hat" plan participants. Participant deferrals are invested in a phantom account representing units of Centrue Financial Corporation common stock. The company may make discretionary matching contributions with respect to a portion of the participant's deferral and discretionary contributions that are not related to the participant's deferrals. The company match, and any discretionary employer contributions, are credited quarterly (with the exception of an annual 3% contribution to those officers who would have otherwise received a 3% safe harbor 401(k) match of deferred dollars) and invested per the participant's direction into one or more of the following:
Centrue Financial Corporation common stock (phantom units), Vanguard Lifestyle Income, Vanguard Lifestyle Conservative Growth, Vanguard Lifestyle Moderate Growth, Vanguard Lifestyle Growth. Participants are always 100% vested in their own deferrals. Company dollars (with the exception of an annual 3% contribution to those officers who would have otherwise received a 3% safe harbor 401(k) match of deferred dollars) are subject to a five-year cliff vesting schedule per each year's match (e.g. all company dollars credited in 2008 will be vested on 12/31/13). No trust was established for the plan. However, the plan is structured to allow for a rabbi trust. Participants may elect to receive distributions upon separation of service or upon normal retirement age (65) in a lump sum, over a five-year period or over a 10-year period. Participants have the option to take a distribution upon a change of control.

Several officers, not including our chief executive officer, are currently covered by a bank owned life insurance (BOLI) policy. A small group of officers with BOLI are also covered by a split dollar plan which, subject to the achievement of certain conditions, pays out a portion of death benefits to the executives' named beneficiaries.

Retirement Benefits - The executive & compensation committee considers various benefits, including retirement benefits, in determining compensation. The primary retirement vehicle is the company's 401(k) plan. The 401(k) plan holds a safe harbor status and allows eligible participants to defer compensation up to annual IRS limits. In 2008, all eligible participants received a safe harbor contribution equal to 3% of their total eligible compensation regardless of whether and to what extent salary deferrals were elected.

                                      13.

Company executives participate in retirement plan programs in a manner consistent with plan provisions covering other employees. Currently, the company does not provide executives with any supplemental executive retirement plan benefits.

Perquisites - Executive officers may have a limited number of perquisites made available to them. The main perquisites that may be offered are country club memberships, reimbursement of business expenses and employment or change-in-control agreements. In March of 2008, the company stopped paying country club dues for executives. Modest one-time base salary adjustments were made to offset this loss of benefits for covered executives. A detailed explanation of employment agreements is provided in the section designated as Employment Agreements and Other Arrangements.

Group Insurance Benefits - The company offers a comprehensive employee benefits package for all eligible employees which includes group health, dental, vision, life, dependent life, short and long-term disability insurance and a flexible spending account plan. Executive officers are afforded the same participation and rewards terms as all other eligible staff.

Total Rewards - The company considers compensation a single package consisting of the parts described in this statement. When viewed in this manner, the organization is positioned to: 1) establish specific goals for each form of compensation, 2) project funding requirements consistent with the company's business strategies, and 3) administer the program with predetermined goals as a guide. Assuming strategic goals are met, the combined total rewards would be expected to be comparable to similarly sized banks within the company's market area.

Tarp Related Compensation Matters

In connection with the company's participation in January 2009 in the U.S. Department of Treasury's Troubled Asset Relief Program Capital Purchase Program (the "TARP Program"), the executive & compensation committee is required to identify the features in the company's incentive compensation arrangements that could encourage its senior executive officers to take unnecessary and excessive risks that could threaten the value of the company. The committee is required to review the company's incentive compensation arrangements to ensure that senior executive officers are not encouraged to take such risks. The committee must also meet at least annually with the company's senior risk officers to discuss and review the relationship between the company's risk management policies and practices and its incentive compensation arrangements. The committee began this dialogue with the company's senior risk officers in January of 2009.

In order to further assist the executive & compensation committee in ensuring that all compensation matters as they relate to TARP were properly addressed, management formed a task force consisting of: the executive management team, the senior risk management team and finance. A checklist of action items, along with responsible parties and due dates, was developed. The company's legal counsel reviewed the document to ensure that all critical items were being addressed and was called upon periodically throughout the process to provide clarification and guidance on TARP's mandates, as well as best practices, as they relate to compensation. After analyzing various company practices and procedures as they relate to compensation risk, the senior risk managers concluded that the compensation plan arrangements do not encourage unnecessary and excessive risks that threaten the value of Centrue Financial Corporation. The collective group provided the executive & compensation committee with its findings, observations and recommendations and served as a resource for the committee during its certification exercises.

During the period that the U.S. Treasury holds the company's preferred or common stock, the company may be restricted from paying bonus and other incentive compensation in cash to the company's executive officers.

                                      14.

Executive Compensation

The following table shows the compensation earned by the chief executive officer, chief financial officer and the three other most highly compensated executive officers in 2008.

                           Summary Compensation Table

                                                                                      Change in
                                                                                       Pension
                                                                                      Value and
                                                                                        Non-
                                                                                      qualified
                                                                                      Deferred
                                                                        Non-Equity     Compen-
                                                   Stock   Option     Incentive Plan    sation    All Other
Name and              Year    Salary     Bonus    Awards   Awards      Compensation    Earnings  Compensation   Total
Principal Position             ($)        ($)       ($)        ($)          ($)           ($)        ($)         ($)
------------------------------------------------------------------------------------------------------------------------
Thomas A. Daiber      2008  $ 325,000  $       0       -  $   24,545               -         -   $      8,490  $ 358,035
President & Chief     2007  $ 298,984  $ 152,500       -  $   12,225               -         -   $      6,750  $ 470,459
Executive             2006  $ 289,712  $  60,000       -  $   63,793               -         -   $      7,938  $ 421,443
Officer (1)
------------------------------------------------------------------------------------------------------------------------
Kurt R. Stevenson     2008  $ 180,639  $       0       -  $   13,495               -         -   $      7,332  $ 201,466
Senior Executive      2007  $ 162,917  $  54,269       -  $    7,335               -         -   $      6,824  $ 231,345
Vice President &      2006  $ 147,687  $  59,405       -  $   33,900               -         -   $     11,044  $ 204,991
Chief Financial
Officer(2)
------------------------------------------------------------------------------------------------------------------------
Donald M. Davis       2008  $ 340,000  $  48,968       -  $   65,216               -         -   $     20,958  $ 475,142
Market President(3)   2007  $ 299,167  $  75,000       -  $   49,980               -         -   $     30,460  $ 454,607

------------------------------------------------------------------------------------------------------------------------
Steven E. Flahaven    2008  $ 172,000  $       0       -  $   10,740               -         -   $      6,383  $ 189,123
EVP/Head of           2007  $ 151,250  $  36,596       -  $    4,483               -         -   $      5,365  $ 197,694
Commercial
Banking(4)
------------------------------------------------------------------------------------------------------------------------
Everett J.            2008  $ 157,625  $       0       -  $    7,660               -         -   $      8,884  $ 174,169
Solon                 2007  $ 145,667  $  33,179       -  $    4,483               -         -   $      7,212  $ 190,541
Market President(5)   2006  $ 144,500  $  34,680       -  $   11,606               -         -   $     13,381  $ 204,167
------------------------------------------------------------------------------------------------------------------------

(1) Mr. Daiber's All Other Compensation figure represents $6,900 of employer contributions to his 401(k) account and $1,590 of imputed income related to Mr. Daiber's group-term life insurance. Stock option values are based on the Black-Scholes model assuming a five-year option life for the number of months in 2008 the options were held.

(2) Mr. Stevenson's All Other Compensation figure represents $6,673 of employer contributions to his 401(k) account, $268 of imputed income related to Mr. Stevenson's split dollar bank-owned life insurance (BOLI) policy, and $391 of imputed income related to Mr. Stevenson's group-term life insurance. Stock option values are based on the Black-Scholes model assuming a five-year option life for the number of months in 2008 the options were held.

                                       15.

(3) We were not required to disclose Mr. Davis' salary information with respect to his compensation prior to 2007. Mr. Davis was granted 50,000 stock options in association with his employment agreement in October of 2007, 20% of which were immediately vested. Mr. Davis' All Other Compensation figure represents $6,900 of employer contributions to his 401(k) account; $1,008 of imputed income related to Mr. Davis' group-term life insurance; $2,060 related to dividend payments of Mr. Davis' unvested restricted stock and $10,990 of W-2 reported income related to the vested income of 1,000 restricted shares of Centrue Financial Corporation common stock. Stock option values are based on the Black-Scholes model assuming a five-year option life for the number of months in 2008 the options were held.

(4) We were not required to disclose Mr. Flahaven's salary information with respect to his compensation prior to 2007. Mr. Flahaven's All Other Compensation figure represents $5,580 of employer contributions to his 401(k) account and $803 of imputed income related to Mr. Flahaven's group-term life insurance. Stock option values are based on the Black-Scholes model assuming a five-year option life for the number of months in 2008 the options were held.

(5) Mr. Solon's All Other Compensation figure represents $5,341 of employer contributions to his 401(k) account, $2,134 of imputed income related to Mr. Solon's split dollar bank-owned life insurance (BOLI) policy, and $1,409 of imputed income related to Mr. Solon's group-term life insurance. Stock option values are based on the Black-Scholes model assuming a five-year option life for the number of months in 2008 the options were held.

Employment Agreements and Other Arrangements

We are party to the following employment agreements with our executive officers named in the compensation table:

Thomas A. Daiber and Kurt R. Stevenson

The post-merger Centrue entered into employment agreements with Thomas A. Daiber and Kurt R. Stevenson on June 30, 2006. Except as described below, each agreement is substantially identical. Initially the agreements are effective for a three-year term. On the second anniversary of the agreements' effective date, the term was extended an additional day so that the term is always one year, unless either party gives written notice of non-renewal to the other party.

The agreement for Mr. Daiber provides for an annual base salary of not less than $290,000. Additionally, Mr. Daiber will have the opportunity to receive an annual performance bonus of up to 50% of his base salary. The agreement also provided for the award of incentive stock options to Mr. Daiber, and on July 7, 2006 Mr. Daiber was awarded options to purchase equal to 12,500 shares of Centrue stock after the merger. Mr. Daiber is entitled to not less than twenty-three days of paid time off as well as benefits at least as favorable to the benefits provided to all other employees.

The agreement for Mr. Stevenson provides for an annual base salary of not less than $170,000. Additionally, Mr. Stevenson will have the opportunity to receive an annual performance bonus of up to 30% of his base salary. The agreement also provided for the award of incentive stock options to Mr. Stevenson, and on July 7, 2006 Mr. Stevenson was awarded options to purchase equal to 7,500 shares of Centrue stock after the merger. Mr. Stevenson is entitled to not less than twenty-three days of paid time off as well as benefits at least as favorable to the benefits provided to all other employees.

The employment agreements include customary provisions prohibiting the executive from competing and other activities that would be harmful to the company. Payments under the employment agreements will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

Both executives signed non-material contract amendments in December 2008 to address Internal Revenue Code Section 409A compliance matters for 2009.

Donald M. Davis

On October 5, 2007, the company entered into an employment agreement with Donald
M. Davis. Initially the agreement is effective for a four-year term. On the third anniversary of the agreement's effective date and each anniversary thereafter, the term will be extended for one additional year, unless either party gives written notice of non-renewal to the other party.

                                       16.

The agreement for Mr. Davis provides for an annual base salary of not less than $325,000. Additionally, Mr. Davis had the opportunity to receive an annual performance bonus of up to 25% of his salary in 2007 and annually thereafter based on 10% of the pretax profit of the bank's St. Louis, Missouri branch(es) with up to half of the bonus (i.e. 5% of the pretax profit of the bank's St. Louis, Missouri branch(es)) available to be paid to Mr. Davis' direct reports for the applicable year. Mr. Davis is entitled to not less than twenty-five days of paid time off as well as benefits at least as favorable to the benefits provided to all other employees.

The employment agreement includes customary provisions prohibiting the executive from competing and other activities that would be harmful to the company. Payments under the employment agreements will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

Mr. Davis signed a non-material contract amendment in December 2008 to address
Section 409A compliance matters for 2009. The amendment also addressed matters related to the calculation of his bonuses earned in 2009 and beyond.

Steven E. Flahaven and Everett J. Solon

On January 31, 2007, the company entered into employment agreements with Steven
E. Flahaven and Everett J. Solon. Except as described below, each agreement is substantially identical. Initially the agreements are effective for a one-year term for Mr. Flahaven and a two-year term for Mr. Solon. On the first anniversary of the date the agreements become effective, the term may be extended for one or more additional years by resolution of the board of directors. In 2008, the board extended each agreement for one additional year. Mr. Flahaven's agreement was extended through December 31, 2009, while Mr. Solon's agreement was extended through December 31, 2010.

Mr. Flahaven's agreement specifies a minimum base salary of $172,000. He will have the opportunity to receive annual performance bonuses of up to 25% of his base salary and is entitled to not less than twenty-five days of paid time off as well as benefits at least as favorable to the benefits provided to all other employees.

Mr. Flahaven received a grant of 10,000 stock options in February 2008.

The employment agreement includes customary provisions prohibiting Mr. Flahaven from competing and other activities that would be harmful to the company. Payments under the employment agreement will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

Mr. Solon's agreement specifies a minimum base salary of $157,000. He will have the opportunity to receive annual performance bonuses of up to 25% of his base salary and is entitled to not less than twenty-five days of paid time off as well as benefits at least as favorable to the benefits provided to all other employees.

Mr. Solon received a grant of 5,000 stock options in February 2008.

The employment agreement includes customary provisions prohibiting Mr. Solon from competing and other activities that would be harmful to the company. Payments under the employment agreement will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

Both executives signed contract amendments in December 2008 to address Section 409A compliance matters for 2009, contract term extensions, and new base salaries.

Compensation of the Chief Executive Officer

Thomas A. Daiber

During 2008, Thomas A. Daiber served as the chief executive officer of Centrue Financial Corporation. The board of directors approved Mr. Daiber's 2008 salary of $325,000 as part of the company's customary annual review of all salaries. This represented a $20,000 or 6.5% increase and was based on a combination of factors including personal and company performance.

                                       17.

Since the corporate threshold of $1.91 earnings per share was not met, Mr. Daiber received no bonus for year 2008 performance.

In an effort to provide incentive toward achievement of the company's long-term objectives and further promote ownership of the senior management team, Mr. Daiber received a grant of 20,000 stock options in February 2008.

Mr. Daiber was eligible for participation in all company-sponsored benefits programs in 2008, including the company's group health/dental/vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 401(k) and Profit Sharing Plan.

Mr. Daiber did not receive any compensation associated with a car allowance or country club dues.

The compensation and benefits package for 2008 for Mr. Daiber was approved by the company's board of directors and was commensurate with his knowledge, skills and abilities, as supported by his professional experience and accomplishments, as well as the Board's belief in his ability to successfully lead the organization. The executive & compensation committee has reviewed all components of the total compensation package of the chief executive officer and the other named executive officers in this proxy statement and believes them to be reasonable and not excessive.

Annually, the executive & compensation committee evaluates four primary areas of performance in determining the chief executive officer's level of compensation. Changes to the base salary, cash bonus, long-term rewards and other benefits of the chief executive officer are based on:

      o     long-range strategic planning and implementation;

      o     the company's financial performance;

      o compliance with regulatory requirements and relations with regulatory agencies; and

      o the individual's effectiveness of managing relationships with stockholders and the board of directors.

When evaluating the company's financial performance, the executive & compensation committee considers profitability, asset growth, asset quality and risk management. The primary evaluation criteria are considered to be essential to our long-term viability and are given equal weight in the evaluation. Finally, the executive & compensation committee reviews compensation packages of peer institutions, as well as compensation surveys provided by independent third parties, to ensure that the chief executive officer's compensation is competitive and commensurate with his level of performance.

Compensation of Other Executive Officers

Kurt R. Stevenson

During 2008, Kurt R. Stevenson served as the chief financial officer of Centrue Financial Corporation. The board of directors approved Mr. Stevenson's 2008 salary of $180,000 as part of the company's customary annual review of all salaries. This represented a $10,000 or 5.9% increase and was based on a combination of factors including personal and company performance. In March of 2008, Mr. Stevenson received a one-time adjustment to $182,320 in conjunction with the loss of his country club reimbursement benefit.

Since the corporate threshold of $1.91 earnings per share was not met, Mr. Stevenson received no bonus for year 2008 performance.

In an effort to provide incentive toward achievement of the company's long-term objectives and further promote ownership of the senior management team, Mr. Stevenson received a grant of 10,000 stock options in February 2008.

Mr. Stevenson was eligible for participation in all company-sponsored benefits programs in 2008, including the company's group health/dental/vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 401(k) and Profit Sharing Plan.

                                       18.

Mr. Stevenson did not receive any compensation associated with a car allowance, but did have country club dues paid in the first quarter of 2008 with a value of $1,752. The country club benefit was eliminated in March 2008.

Donald M. Davis

During 2008, Donald M. Davis served as a market president of Centrue Financial Corporation. The board of directors approved Mr. Davis' 2008 salary of $325,000 which was set in conjunction with his October 2007 employment agreement. In March of 2008, Mr. Davis received a one-time adjustment to $343,000 in conjunction with the loss of his country club reimbursement benefit. In determining Mr. Davis' base salary, the production and profitability levels of the St. Louis market which is headed by Mr. Davis, in comparison to overall company production and profitability levels was considered. Based on the significantly more substantial contributions made by that market area, Mr. Davis' compensation package includes a base salary higher than that of other similarly situated executives.

In February of 2009, Mr. Davis received a bonus for year 2008 performance in the amount of $48,968. Per the terms of Mr. Davis' employment agreement, his bonus for 2008 and annually hereafter was based on the profitability of the St. Louis market. The bonus for Mr. Davis is calculated after adjusting for all direct costs related to operating the St. Louis, Missouri market, including funding a loan loss reserve for the St. Louis loan portfolio.

In an effort to provide incentive toward achievement of the company's long-term objectives and further promote ownership of the senior management team, Mr. Davis received a grant of 5,000 stock options in February 2008.

Mr. Davis was eligible for participation in all company-sponsored benefits programs in 2008, including the company's group health/dental/vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 401(k) and Profit Sharing Plan.

Mr. Davis did not receive any compensation associated with a car allowance, but did have country club dues paid in the first quarter of 2008 with a value of $2,793. The country club benefit was eliminated in March 2008.

Steven E. Flahaven

During 2008, Steven E. Flahaven served as the executive vice president/head of commercial banking of Centrue Financial Corporation. The board of directors approved Mr. Flahaven's 2008 salary of $172,000 as part of the company's customary annual review of all salaries. This represented a $12,000 or 7.5% increase and was based on a combination of factors including personal and company performance.

Since the corporate threshold of $1.91 earnings per share was not met, Mr. Flahaven received no bonus for year 2008 performance.

In an effort to provide incentive toward achievement of the company's long-term objectives and further promote ownership of the senior management team, Mr. Flahaven received a grant of 10,000 stock options in February 2008.

Mr. Flahaven was eligible for participation in all company-sponsored benefits programs in 2008, including the company's group health/dental/vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 401(k) and Profit Sharing Plan.

Mr. Flahaven did not receive any compensation associated with a car allowance or country club dues.

Everett J. Solon

During 2008, Everett J. Solon served as a market president of Centrue Financial Corporation. The board of directors approved Mr. Solon's 2008 salary of $157,000 as part of the company's customary annual review of all salaries. This represented a $5,000 or 3.3% increase and was based on a combination of factors including personal and company performance. In March of 2008, Mr. Solon received a one-time adjustment to $158,500 in conjunction with the loss of his country club reimbursement benefit.

Since the corporate threshold of $1.91 earnings per share was not met, Mr. Solon received no bonus for year 2008 performance.

                                       19.

In an effort to provide incentive toward achievement of the company's long-term objectives and further promote ownership of the senior management team, Mr. Solon received a grant 5,000 shares in February 2008.

Mr. Solon was eligible for participation in all company-sponsored benefits programs in 2008, including the company's group health/dental/vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 401(k) and Profit Sharing Plan.

Mr. Solon did not receive any compensation associated with a car allowance, but did have country club dues paid in the first quarter of 2008 with a value of $248. The country club benefit was eliminated in March 2008.

                           Grants of Plan-based Awards

                                       All Other Option
                                      Awards: Number of    Exercise or Base    Grant Date Fair
                                          Securities       Price of Option     Value of Stock
                                      Underlying Options       Awards         and Option Awards
      Name           Grant Date (1)          (#)               ($/Sh)               ($)
-----------------------------------------------------------------------------------------------
Thomas A. Daiber       02/07/2008                 20,000   $          17.63   $          67,200
-----------------------------------------------------------------------------------------------
Kurt R. Stevenson      02/07/2008                 10,000   $          17.63   $          33,600
-----------------------------------------------------------------------------------------------
Donald M. Davis        02/07/2008                  5,000   $          17.63   $          16,800
-----------------------------------------------------------------------------------------------
Steven E. Flahaven     02/07/2008                 10,000   $          17.63   $          33,600
-----------------------------------------------------------------------------------------------
Everett J. Solon       02/07/2008                  5,000   $          17.63   $          16,800
-----------------------------------------------------------------------------------------------

(1) All options granted in 2008 were qualified options subject to a five-year graded vesting schedule in which options vest 20% per year. The exercise price for all options reflects the end of day close price as of the grant date.

                                       20.

                  Outstanding Equity Awards at Fiscal Year-End

                                   Option Awards                                           Stock Awards
------------------------------------------------------------------------------------------------------------------------
                                                                                                                Equity
                                                                                                              Incentive
                                                                                                    Equity      Plan
                                                                              Number              Incentive    Awards:
                                         Equity                                of                   Plan      Market or
                                        Incentive                             Shares               Awards:      Payout
                                          Plan                                  or                Number of    Value of
                                         Awards:                              Units     Market     Unearned    Unearned
           Number of     Number of      Number of                              of      Value of    Shares,      Shares,
           Securities    Securities    Securities                             Stock   Shares or    Units or    Units or
           Underlying    Underlying    Underlying                              That    Units of     Other       Other
           Unexercised  Unexercised    Unexercised   Option                    Have   Stock That    Rights      Rights
             Options      Options        Unearned   Exercise      Option       Not     Have Not   That Have   That Have
           Exercisable  Unexercisabl     Options      Price     Expiration    Vested    Vested    Not Vested  Not Vested
   Name        (#)        (#) (1)         (#)          ($)         Date        (#)       ($)         (#)          ($)
------------------------------------------------------------------------------------------------------------------------
Thomas A.       24,000              -            -  $ 21.8800  10/09/2013(2)       -           -           -           -
Daiber          18,000              -            -    22.9200  10/19/2014(2)
                14,400              -            -    22.5000  12/29/2012(2)
                 5,000          7,500            -    19.5800  07/07/2013(3)
                     -         20,000            -    17.6300  02/07/2015(4)
------------------------------------------------------------------------------------------------------------------------
Kurt R.            500              -            -    15.0000  02/11/2009(5)       -           -           -           -
Stevenson        2,935              -            -    11.7500  02/15/2011(6)
                 2,935              -            -    14.2500  02/20/2012(2)
                 2,392              -            -    15.0900  12/19/2012(2)
                 5,000              -            -    20.3000  06/16/2015(2)
                 3,000          4,500            -    19.6000  07/07/2013(3)
                     -         10,000            -    17.6300  02/07/2015(4)
------------------------------------------------------------------------------------------------------------------------
Donald M.       20,000         30,000            -    19.8800  10/05/2014(7)   3,000  $   18,510           -           -
Davis                -          5,000            -    17.6300  02/07/2015(4)
------------------------------------------------------------------------------------------------------------------------
Steven E.        1,000          4,000            -    19.0300  01/31/2014(8)       -           -           -           -
Flahaven             -         10,000            -    17.6300  02/07/2015(4)
------------------------------------------------------------------------------------------------------------------------
Everett J.       3,500              -            -    15.0000  02/11/2009(5)       -           -           -           -
Solon              100              -            -    16.0625  11/18/2009(9)
                 3,196              -            -    11.7500  02/15/2011(6)
                 4,076              -            -    14.2500  02/20/2012(2)
                 2,935              -            -    15.0900  12/19/2012(2)
                 5,000              -            -    20.3000  06/16/2015(2)
                 1,000          4,000            -    19.0300  01/31/2014(8)
                     -          5,000            -    17.6300  02/07/2015(4)
------------------------------------------------------------------------------------------------------------------------

(1) All outstanding options for executives will continue to vest at 20% per year. With the exception of Mr. Davis, who was immediately vested in 20% of his 50,000 options at the time of grant on October 30, 2007, all other executives follow a five-year vesting schedule. Mr. Davis will continue to vest 20% per year over a four-year vesting period with respect to his initial grant of 50,000 options.

(2) The option became immediately and fully vested upon merger of the former Centrue Financial Corporation and the former UnionBancorp, Inc (current Centrue Financial Corporation) in November of 2006.

(3) The option vested in one-fifth cumulative annual increments beginning November 13, 2007.

(4) The option will vest in one-fifth cumulative annual increments beginning February 7, 2009.

(5) The option vested in one-fifth cumulative annual increments beginning February 11, 2000.

(6) The option vested in one fifth cumulative annual increments beginning February 15, 2002.

(7) One fifth of the option grant immediately vested on October 5, 2007. Remaining options vested in one-fifth cumulative annual increments beginning October 5, 2008.

                                       21.

(8) The option vested in one-fifth cumulative annual increments beginning January 31, 2008.

(9) The option was subject to a three-year cliff vesting schedule and was fully vested on November 18, 2002.

                        Option Exercises and Stock Vested

                              Option Awards                  Stock Awards
--------------------------------------------------------------------------------
                       Number of                     Number of
                         Shares                       Shares
                        Acquired    Value Realized   Acquired     Value Realized
                      on Exercise     on Exercise    on Vesting    on Vesting
       Name               (#)             ($)            (#)          ($)
--------------------------------------------------------------------------------
Kurt R. Stevenson(1)          600   $        1,060            -                -
--------------------------------------------------------------------------------
Donald M. Davis                 -                -        1,000   $       10,990
--------------------------------------------------------------------------------
Everett J. Solon            3,000   $         (480)                            -
--------------------------------------------------------------------------------

(1) Mr. Stevenson's acquisition of 600 shares included 500 which were ISO's and 100 which were non-qualified options with values realized of $680 and $380, respectively.

                    Non-Qualified Deferred Compensation Plan

                           Executive        Registrant          Aggregate    Aggregate      Aggregate Balance
                         Contributions   Contributions in   Earnings in     Withdrawals/         at Last
                         in Last FY(5)        Last FY         Last FY(4)    Distributions          FYE
        Name                  ($)              ($)                 ($)          ($)               ($)
-------------------------------------------------------------------------------------------------------------
Thomas A. Daiber        $       23,000   $         10,000   $     (16,855)        N/A        $     16,145
-------------------------------------------------------------------------------------------------------------
Kurt R. Stevenson (1)   $       10,500   $          5,565   $      (6,458)        N/A        $      9,607
-------------------------------------------------------------------------------------------------------------
Donald M. Davis         $       20,010   $         10,000   $     (14,664)        N/A        $     15,346
-------------------------------------------------------------------------------------------------------------
Steven E. Flahaven      $       20,000   $         10,600   $     (20,044)        N/A        $  1   0,556
(2)
-------------------------------------------------------------------------------------------------------------
Everett J. Solon(3)     $       10,620   $          5,629   $      (7,779)        N/A        $     8,470
-------------------------------------------------------------------------------------------------------------

(1) The Registrant Contributions in Last FY for Mr. Stevenson included a Company match of $5,250 which is subject to a five-year cliff vesting schedule and a Company match of $315 which is immediately vested.

(2) The Registrant Contributions in Last FY for Mr. Flahaven included a Company match of $10,000 which is subject to a five-year cliff vesting schedule and a Company match of $600 which is immediately vested.

(3) The Registrant Contributions in Last FY for Mr. Solon included a Company match of $5,310 which is subject to a five-year cliff vesting schedule and a Company match of $319 which is immediately vested.

(4) Aggregate Earning in Last FY reflects the difference between all participant and Company contributions (both vested and unvested) versus the account's FMV at December 31, 2008.

(5) Executive Contributions in Last FY amounts are included within the Summary Compensation Table as 2008 Salary.

Please refer to the discussion above under the sub-heading "Officer Benefits" for a summary of the material features of the plan.

                                       22.

                    Other Potential Post-Employment Payments

The following paragraphs describe the post-termination benefits payable to the company's executive officers. During the period that the U.S. Treasury holds preferred or common stock of the company pursuant to the TARP Capital Purchase Program, the company may be prohibited or restricted from making the payments described in this section to the executive officers.

Thomas A. Daiber and Kurt R. Stevenson

The agreements for Mr. Daiber and Mr. Stevenson provide that in the event of a termination of the executive's employment without cause or by the executive due to constructive discharge prior to the end of the term of the agreement, the executive will be entitled to certain severance benefits including payments of the executive's annual compensation for the greater of twenty-four months or the remaining period left in the employment agreement's term. Annual compensation is the executive's base salary plus the performance bonus for the most recent performance period. The executive would also be entitled to receive reimbursement for premiums the executive pays for the continuation of medical benefits for the executive and the executive's dependents.

During the twelve months following a change of control, the executive will be entitled to receive a lump sum payment equal to three times the executive's annual compensation, which is the sum of the executive's base salary and the performance bonus for the most recent performance period, plus reimbursement for premiums the executive pays for the continuation of medical benefits for the executive and the executive's dependents. Payments under the employment agreements will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

At December 31, 2008, if the company would have paid out Mr. Daiber under his constructive discharge or termination without cause provision, he would have been entitled to $650,000 (reflects two years) in base salary, $0 (reflects two years; estimates based off of earned bonus 2008) in bonus and approximately $29,226 in COBRA continuation premiums (reflects two years; estimates based off of current premium levels) for Mr. Daiber's family for health, dental and vision benefits for a period of 24 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Daiber was $0.

At December 31, 2008, if the company would have paid out Mr. Daiber under his change of control provision, he would have been entitled to $975,000 (reflects three years) in base salary, $0 (reflects three years; estimates based off of earned bonus in 2008) in bonus and approximately $43,839 in COBRA continuation premiums (reflects three years; estimates based off of current premium levels) for Mr. Daiber's family for health, dental and vision benefits for a period of 36 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Daiber was $0.

At December 31, 2008, if the company would have paid out Mr. Stevenson under his constructive discharge or termination without cause provision, he would have been entitled to $364,640 (reflects two years) in base salary, $0 (reflects two years; estimates based off of earned bonus in 2008) in bonus and approximately $28,606 in COBRA continuation premiums (reflects two years; estimates based off of current premium levels) for Mr. Stevenson's family for health, dental, vision and life benefits for a period of 24 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Stevenson was $0.

At December 31, 2008, if the company would have paid out Mr. Stevenson under his change of control provision, he would have been entitled to $546,960 (reflects three years) in base salary, $0 (reflects three years; estimates based off of earned bonus in 2008) in bonus and approximately $43,839 in COBRA continuation premiums (reflects three years; estimates based off of current premium levels) for Mr. Stevenson's family for health, dental and vision benefits for a period of 36 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Stevenson was $0.

                                       23.

Donald M. Davis

The agreement for Mr. Davis provides that in the event of a termination of the executive's employment without cause or by the executive due to change of control prior to the end of the term of the agreement, the executive will be entitled to certain severance benefits including payments of the executive's annual compensation for twenty-four months. Annual compensation is the executive's base salary and annual performance bonus (which shall be based on the performance of the Bank's St. Louis, Missouri branch(es) for the twelve (12) whole calendar months prior to the date of termination and capped at 5% of the pre-tax profit of the Bank's St. Louis, Missouri branch(es)). The executive would also be entitled to receive reimbursement for premiums the executive pays for the continuation of medical benefits for the executive and the executive's dependents. Payments under the employment agreement will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

If the executive voluntarily terminates his employment due to constructive discharge, the executive will be entitled to receive a sum equal to two times the executive's base salary and the percentage of the annual performance bonus earned from the end of the calendar year preceding until the last date of the executive's employment (based on 5% of the pretax profit of the Bank's St. Louis, Missouri branch(es)). The executive would also be entitled to receive reimbursement for premiums the executive pays for the continuation of medical benefits for the executive and the executive's dependents.

At December 31, 2008, if the company would have paid out Mr. Davis due to termination of the executive's employment without cause or by the executive due to change of control he would have been entitled to $686,000 (reflects two years) in base salary, $97,936 (reflects two years; estimates based off of earned bonus in 2008) in bonus and approximately $27,167 in COBRA continuation premiums (reflects two years; estimates based off of current premium levels) for Mr. Davis' family for health, dental and vision benefits for a period of 24 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Davis was $0.

At December 31, 2008, if the company would have paid out Mr. Davis due to constructive discharge, he would have been entitled to $686,000 (reflects two years) in base salary, $97,936 (reflects 100% of the annual performance bonus earned from the end of the calendar year preceding until the last date of the executive's employment (based on up to 5% of the pretax profit of the Bank's St. Louis, Missouri branch(es)). in bonus and approximately $29,094 in COBRA continuation premiums (reflects two years; estimates based off of current premium levels) for Mr. Davis' family for health, dental, vision and life benefits for a period of 24 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Davis was $0.

Steven E. Flahaven

During the twelve months following a change of control, if Mr. Flahaven voluntarily terminates his employment due to constructive discharge or if the company terminates his employment for any reason other than cause, Mr. Flahaven will be entitled to receive a lump sum payment equal to one times his annual compensation, which is the sum of his base salary and the performance bonus for the most recent performance period, plus reimbursement for premiums he pays for the continuation of medical benefits for him and his dependents. Payments under the employment agreement will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

At December 31, 2008, if the company would have paid out Mr. Flahaven under his constructive discharge, termination without cause or change of control provision, he would have been entitled to $172,000 in base salary, $0 in bonus (estimated based off of earned bonus in 2008) in bonus and approximately $12,226 in COBRA continuation premiums (estimated based off of current premium levels) for Mr. Flahaven and his spouse for health, dental, vision and life benefits for a period of 12 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Flahaven was $0.

                                       24.

Everett J. Solon

During the twelve months following a change of control, if Mr. Solon voluntarily terminates his employment due to constructive discharge or if the company terminates his employment for any reason other than cause, Mr. Solon will be entitled to receive a lump sum payment equal to two times his annual compensation, which is the sum of his base salary and the performance bonus for the most recent performance period, plus reimbursement for premiums he pays for the continuation of medical benefits for him and his dependents. Payments under the employment agreement will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

At December 31, 2008, if the company would have paid out Mr. Solon under his constructive discharge, termination without cause or change of control provision, he would have been entitled to $317,000 in base salary (reflects two years of current base), $0 (reflects two years; estimates based off of earned bonus in 2008) in bonus and approximately $28,479 in COBRA continuation premiums (reflects two years; estimates based off of current premium levels) for Mr. Solon's family for health, dental, vision and life benefits for a period of 24 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable. The value of in-the-money unvested awards for Mr. Solon was $0.

                          TRANSACTIONS WITH MANAGEMENT

The company's audit committee charter requires the review of all related party transactions, other than Regulation O transactions, to the extent required by the rules of the Securities and Exchange Commission and NASDAQ (or by the rules and regulations of any other exchange or national market on which the company's common stock is quoted or listed for trading).

Several of our directors and executive officers (including their affiliates, families and companies in which they are principal owners, officers or directors) were loan customers of, and had other transactions with, us and our subsidiaries in the ordinary course of business. These loans and lines of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. During 2008, the law firm of Myers, Berry, O'Conor & Kuzma, Ltd. received $32,263 in fees attributable to company related matters in which the law firm provided legal services. Richard
J. Berry, a director of Centrue Financial Corporation and Centrue Bank, is a principal of that firm.

                                 ACCOUNTANT FEES

Audit Fees
Audit fees and expenses billed to the company by Crowe Horwath LLP for the audit of the company's financial statements, including the audit of internal control over financial reporting, for 2008 and 2007 were $298,500 and $291,785. The audit services also include the review of financial statements included in our quarterly reports on Form 10-Q and other services normally performed by independent registered public accounting firms in connection with statutory and regulatory filings.

Audit Related Fees
Audit related fees and expenses billed to the company by Crowe Horwath LLP for fiscal years 2008 and 2007 were $0 and $0 for services related to the performance of the audit or review of the company's financial statements.

Tax Fees
Tax fees and expenses billed to the company for fiscal years 2008 and 2007 were $35,500 and $47,285 for services related to tax compliance, tax advice and tax planning, consisting primarily of preparing the company's federal and state income tax returns for the previous fiscal periods and inclusive of expenses.

All Other Fees
Fees and expenses billed to the company for fiscal years 2008 and 2007 were $41,050 and $72,150 for all other services, which primarily consisted of the audit of the benefit plans.

                                       25.

The audit committee, after consideration of the matter, does not believe that the rendering of these services by Crowe Horwath LLP to be incompatible with maintaining its independence as our principal accountant. In accordance with
Section 10A(i) of the Exchange Act, before Crowe Horwath LLP is engaged by us to render audit or non-audit services, the engagement is approved by our audit committee. None of the audit-related, tax and other services described above were required to be approved by the audit committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The audit committee is responsible for reviewing and pre-approving any non-audit services to be performed by the company's independent auditors. The audit committee has delegated its pre-approval authority to the chairman of the audit committee to act between meetings of the audit committee. Any pre-approval given by the chairman of the audit committee pursuant to this delegation is presented to the full audit committee at its next regularly scheduled meeting. The audit committee or chairman of the audit committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.

                             AUDIT COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by us shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

The audit committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of independent directors. The current charter is available on the company's website at www.centrue.com.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Crowe Horwath LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the financial statements in accordance with standards of the Public Company Accounting Oversight Board and auditing management's assessments of its internal controls. Centrue Financial Corporation outsources the internal audit function to a third party that reports directly to the audit committee and management. This third party is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls relating to the reliability and integrity of our financial information. The audit committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditors.

The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008 with our management and Crowe Horwath LLP, our independent registered public accounting firm. The committee has also discussed with Crowe Horwath LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as well as having received and discussed the written disclosures and the letter from Crowe Horwath LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with Crowe Horwath LLP their independence. Based on the review and discussions with management and Crowe Horwath LLP, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2008 for filing with the Securities and Exchange Commission.

                                        Audit Committee

                                        Mark L. Smith, Chair
                                        Walter E. Breipohl
                                        Randall E. Ganim
                                        Scott C. Sullivan

                                       26.

Audit Committee Financial Expert

The board of directors has determined that two of the four audit committee members, Messrs. Ganim and Smith, are qualified for designation as "audit committee financial experts." Both directors are independent under the listing standards of the Nasdaq Stock Market.

                  STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

For inclusion in our proxy statement and form of proxy relating to the 2010 annual meeting of stockholders, stockholder proposals in compliance with SEC Rule 14a-8 must be received by us on or before November 23, 2009. For proposals outside of SEC Rule 14a-8, in order to be presented at such meeting, notice of the proposal must be received by Centrue Financial Corporation on or before March 23, 2010, and must otherwise comply with our bylaws.

                        "HOUSEHOLDING" OF PROXY MATERIALS

The company intends to household proxy materials this year. Brokers to Centrue Financial Corporation stockholders will deliver a single proxy statement and Form 10-K annual report to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or the company that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and Form 10-K annual report, please notify your broker, direct your written request to Centrue Financial Corporation, Investor Relations, 122 W. Madison Street, Ottawa, IL 61350 or contact Investor Relations at (815) 431-2720.

Stockholders who currently receive multiple copies of the proxy statement and Form 10-K annual report at their address and would like to request "householding" of their communications should contact their broker or, if a stockholder is a direct holder of Centrue Financial Corporation shares, they should submit a written request to Computershare Investor Services, the company's transfer agent, at 2 North LaSalle Street, Chicago, IL 60602.

                                  OTHER MATTERS

We do not intend to present any other business at the meeting and know of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on those matters. A representative of our independent auditors, Crowe Horwath LLP, is expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.

Your proxy is solicited by the board of directors, and we will pay the cost of solicitation. In addition to soliciting proxies by use of the mail, officers, directors and regular employees of Centrue Financial Corporation or our subsidiaries, acting on our behalf, may solicit proxies by telephone, telegraph or personal interview. We will, at our expense, upon the receipt of a request from brokers and other custodians, nominees and fiduciaries, forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

                                       27.

                           FAILURE TO INDICATE CHOICE

If any stockholder fails to indicate a choice with respect to any of the proposals on the proxy for the annual meeting, the shares of such stockholder shall be voted FOR the nominees listed and FOR the approval of the company's executive compensation as described in Proposal II.

                                    By Order of the Board of Directors

                                    /s/ Thomas A. Daiber
                                    --------------------------------------------
                                    Thomas A. Daiber
                                    President and
                                    Chief Executive Officer

St. Louis, Missouri
March 23, 2009

                       ALL STOCKHOLDERS ARE URGED TO SIGN
                         AND MAIL THEIR PROXIES PROMPTLY

                                       28.

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                             THIS PAGE INTENTIONALLY
                                   LEFT BLANK

                      -----------------------------------

                                       29.

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE
                              ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
Centrue Financial Corporation

--------------------------------------------------------------------------------
Proxy -- Centrue Financial Corporation
--------------------------------------------------------------------------------
Notice of 2009 Annual Meeting of Stockholders

Hilton Chicago O'Hare Airport
O'Hare International Airport, Chicago, Illinois
Wednesday, April 22, 2009 at 8:00 a.m. local time

Walter E. Breipohl and Mark L. Smith, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Centrue Financial Corporation to be held on Wednesday, April 22, 2009 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Michael A. Griffith, FOR Michael J. Hejna and FOR John A. Shinkle and FOR the non-binding executive compensation proposal.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

[GRAPHIC OMITTED]
Centrue Financial Corporation



Using a black ink pen, mark your votes with an X as shown in        [X]
this example. Please do not write outside the designated areas.

--------------------------------------------------------------------------------
Annual Meeting Proxy Card
--------------------------------------------------------------------------------


 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE
                             ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

A Proposals -- The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:             For     Withhold

        01 - Michael A. Griffith      [ ]        [ ]

        02 - Michael J. Hejna         [ ]        [ ]

        03 - John A. Shinkle          [ ]        [ ]


2. To approve the following advisory (non-binding)       For   Against   Abstain
   proposal: "Resolved, that the shareholders approve
   the executive compensation of the Company, as         [ ]     [ ]       [ ]
   described in the "Compensation Discussion and Analysis" and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy
   Statement."

B Non-Voting Items
Change of Address -- Please print new address below.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

C Authorized Signatures -- This section must be completed for your vote to be counted. -- Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) --               Signature 1 -- Please keep       Signature 2 -- Please keep
Please print date below.           signature within the box.        signature within the box.
----------------------------      ------------------------------    ------------------------------
      /       /
----------------------------      ------------------------------    ------------------------------